Exhibit 14

NET 1 UEPS TECHNOLOGIES, INC.

CODE OF ETHICS

Net1	CODE OF ETHICS

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1. EXECUTIVE SUMMARY

1.1. INTRODUCTION

Net 1 UEPS Technologies, Inc. and its subsidiaries (hereinafter referred to as "Net1") are committed to a policy of fairness and integrity in the conducting of their businesses. This commitment, endorsed by the Board of Directors of Net1 (hereinafter referred to as the "Board"), is based on the fundamental belief that business should be conducted to the highest ethical standards of honesty, fairness and legality.

This Code of Ethics (hereinafter referred to as this "Code") is Net1's promise that these ethical standards will form the basis for all endeavours of Net1. Net1 has established this Code as part of its overall policies and procedures. To the extent that other Net1 policies and procedures conflict with this Code, this Code will prevail.

This Code will apply equally to all employees and other representatives of Net1. The term "employees" has been used in the broadest sense and includes:

  all staff with whom a service contract exists;
  management and non-management;
  directors; and
  contractors, consultants and temporary staff.

This Code is designed to inform employees of policies in various areas. Therefore, Net1 expects all employees, directors and other representatives to share its commitment to high moral, ethical and legal standards.

The most current version of this Code will be distributed to all employees, posted and maintained on Net1's website, and filed as an exhibit to Net1's Annual Report on Form 10-K. Net1's Annual Report on Form 10-K shall disclose that this Code is maintained on the website and shall disclose that substantive amendments and waivers will also be posted on Net1's website.

Please study this Code carefully so that you understand Net1's expectations and your obligations.

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2. COMPLIANCE, WAIVERS OR AMENDMENTS

2.1. COMPLIANCE WITH THIS CODE

Compliance with this Code by all employees is mandatory. If employees become aware of, or suspect, a contravention of this Code, they must promptly and confidentially advise their line manager, the Human Resources Manager or a member of the Compliance Department (provided such person was not involved in the alleged violation).

Net1's efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that the you must promptly bring to the attention of your line manager, the Human Resources Manager or a member of the Compliance Department (provided such person was not involved in the alleged violation) any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation of, this Code.

The matter will be investigated and dealt with according to the Net1's Policy for the Review and Investigation of Compliance Matters. Failure to report violations of this Code will itself be considered a serious violation of this Code.

It is Net1's policy that no retaliation or other adverse action will be taken against any employee for good-faith reports of Code violations. Persons who discriminate, retaliate or harass may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment for cause.

Managers set an example for other employees and are often responsible for directing the actions of others. Every manager and supervisor is expected to take necessary actions to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning this Code and to permit employees to express any concerns regarding compliance with this Code.

No one has the authority to order another employee to act in a manner that is contrary to this Code.

2.2. WAIVERS OF OR AMENDMENTS TO THIS CODE

Any waivers of or amendments to this Code must be in writing and must be approved in advance by the Board.

Waivers and amendments, and the reason therefore, shall be disclosed as required under applicable law and regulations. If employees are in doubt about the application of this Code, they should discuss the matter with their line manager, the Human Resources Manager, or the Compliance Department.

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3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Employees must comply with all applicable laws, rules and regulations which relate to their activities for and on behalf of Net1. Net1 will not tolerate any violation of the law or unethical business dealing by any employee, including any payment for, or other participation in, an illegal act, such as bribery.

Net1 is committed to full compliance with the laws, rules and regulations of the cities, states and countries in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for Net1.

Numerous federal, state and local laws, rules and regulations define and establish obligations with which Net1, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code.

You are expected to comply with all local country laws in conducting Net1's business. If you violate these laws or regulations in performing your duties for Net1, you not only risk individual indictment, prosecution and penalties, as well as civil actions and penalties, but also subject Net1 to the same risks and penalties.

If you violate these laws in performing duties for Net1, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with Net1.

Employees must ensure that their conduct cannot be interpreted as being in any way in contravention of applicable laws, rules and regulations governing the operations of Net1.

3.1. FOREIGN CORRUPT PRACTICES ACT

Net1 employees are expressly prohibited from, directly or indirectly, offering payment, promising to pay, or authorizing the payment of any money, or offering any gift or non-monetary offer or benefit, promising to give a gift or non-monetary offer or benefit, or authorizing the giving of anything of value to any foreign official or any foreign political party, official of any foreign political party, or candidate for governmental or political office for purposes of:

  influencing any act or decision of that foreign official, political party or candidate in his/ her/ its official capacity;
  inducing that foreign official, candidate or political party to do or omit to do any act in violation of the lawful duty of that official, candidate or party, or securing any improper advantage; or
  inducing that foreign official, candidate or political party to use his/ her/ its influence with a foreign government or instrumentality to affect or influence any act or decision of that government or instrumentality, in order to assist Net1 or its employee in obtaining or retaining business for or with, or directing business to, Net1.

Various countries also have laws that prohibit commercial bribery. Accordingly, these laws are not limited in scope to bribery of foreign officials and typically prohibit bribes or inducements to an individual or business to improperly influence decision-making.

As such, it is Net1's policy that nothing of value should be provided to any person for the purpose of improperly obtaining or retaining business or otherwise gaining an improper business advantage.  Violations of this policy are taken very seriously, as they can subject both Net1 and the individual to criminal and civil penalties, up to and including imprisonment.

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3.2. COPYRIGHTED OR LICENSED MATERIAL

It is both illegal and unethical to engage in practices that violate copyright laws or licensing agreements.

Net1 requires that all employees respect the rights conferred by such laws and agreements and refrain from making unauthorized copies of protected materials, including but not limited to printed matter, musical recordings, and computer software.

3.3. COMPETITIVE RELATIONSHIPS

It is unethical and unlawful to collaborate with competitors or their agents or representatives for the purpose of establishing or maintaining rates or prices at any particular level, or to collaborate in any way in the restraint of trade.

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4. CONFLICT OF INTEREST

Employees are expected to perform their duties conscientiously, honestly and in accordance with the best interests of Net1 to optimize business objectives.

Employees must not use their positions, or knowledge gained through their employment with Net1, for private or personal advantage or in such a manner that a conflict or an appearance of conflict arises between Net1's interest and their personal interests.

A conflict could arise where an employee's family, or a business with which an employee or his or her family is associated obtains a gain, advantage or profit by virtue of the employee's position with Net1 or knowledge gained through that position.

Every employee must promptly inform Net1 of any business opportunities that come to his or her attention that relate to the existing or prospective business of Net1.

If employees feel that a course of action which they have pursued, are pursuing or are contemplating pursuing, may involve them in a conflict of interest situation or a perceived conflict of interest situation, they should immediately make all the facts known to the person to whom they report and the Human Resources Manager, or Compliance Department.

4.1. OUTSIDE ACTIVITIES, EMPLOYMENT AND DIRECTORSHIP

We all share a very real responsibility to contribute to our local communities, and Net1 encourages employees to participate in religious, charitable, educational and civic activities.

Employees should, however, avoid acquiring any business interest or participating in any activity outside Net1 which would create, or appear to create:

  an excessive demand upon their time, attention and energy which would deprive Net1 of their best efforts on the job; or
  a conflict of interest - that is, an obligation, interest or distraction which would interfere or appear to interfere with the independent exercise of judgment in Net1's best interest.

Employees other than outside directors may not take up outside employment without the prior written approval of the Human Resources Manager.

Employees who hold, or have been invited to hold, outside directorships should take particular care to ensure compliance with all provisions of this Code. When outside business directorships are being considered by employees other than outside directors, prior written approval must be obtained from the Chief Executive of Net1 or Executive Director responsible for the division.

4.2. RELATIONSHIPS WITH CLIENTS, CUSTOMERS AND SUPPLIERS

Net1 recognizes that relationships with clients, customers and suppliers give rise to many potential situations where conflicts of interest, real or perceived, may arise.

Employees should ensure that they are independent, and are seen to be independent, from any business organization having a contractual relationship with Net1 or providing goods or services to Net1, if such a relationship might influence or create the impression of influencing their decisions in the performance of their duties on behalf of Net1.

In such circumstances, employees should not invest in, or acquire a financial interest, directly or indirectly, in such an organization.

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4.3. GIFTS, HOSPITALITY AND FAVOURS

Conflicts of interest can arise where employees are offered gifts, hospitality or other favours which might, or could be perceived to, influence their judgment in relation to business transactions such as the placing of orders and contracts.

An employee should not accept gifts, hospitality or other favours from suppliers of goods or services to Net1. However, the acceptance of the following would not be considered contrary to such policy:

  promotional matter of limited commercial value;
  occasional business entertaining such as lunches, cocktail parties or dinners; and
  occasional personal hospitality such as tickets to sporting events or theatres.

Any bribe or attempted bribe must be reported to the employee's line manager as soon as possible. It is the intention that dealings with any supplier which offers bribes will be terminated.

Certain functions or operating areas may have more detailed rules governing the receipt of gifts, hospitality or other favours.

In addition, no bribes of any kind should be made by any Net1 employee to any customer or potential customer to secure business.

Providing the occasional gifts to customers, as set out below, would not be considered contrary to such a policy:

  advertising matter of limited commercial value;
  occasional business entertaining such as lunches, cocktail parties or dinners; and
  occasional personal hospitality such as tickets to sporting events or theatres.

4.4. PERSONAL INVESTMENTS

Net1 respects the right of all employees to make personal investment decisions as they see fit, as long as these decisions do not contravene any provisions of this Code, any applicable legislation, or any policies or procedures established by the various operating areas of Net1, and provided these decisions are not made on the basis of material non-public information acquired by reason of an employee's connection with Net1.

Employees should not permit their personal investment transactions to have priority over transactions for Net1 and its clients.

When considering the application of this section, employees should ensure that no investment decision made for their own account could reasonably be expected to influence adversely their judgment or decisions in the performance of their duties on behalf of Net1.

Employees involved in performing investment activities on behalf of Net1 and those who by the nature of their duties or positions are exposed to price-sensitive information relating to Net1 are subject to additional rules governing personal investments. These may be imposed by the Companies Act, the Stock Exchange of Johannesburg, Banks Act, Financial Sector Conduct Authority, Securities Regulation Panel and other regulatory bodies, industry associations and management.

The rules include requirements for employees to:

  obtain prior written approval for, and to report on, their personal investment activity and the investment activity of those persons with whom they have a close relationship; and
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  refrain from dealing in the shares of entities that Net1 deals with during certain restricted periods, as well as Net1 subsidiaries and associates.

4.5. INSIDER INFORMATION AND INSIDER TRADING

Employees may receive information concerning Net1 or one of its affiliates, business partners, clients, or customers that is confidential and not generally known by the public. If that information is "material" (i.e., publication of that information is likely to affect the market price of the stock of the entity to which the information relates), then the employee has an ethical and legal obligation not to:

  act on that information (i.e., buy or sell stock based on that information);
  disclose that information to others; or
  advise others to buy or sell the stock of the entity to which that information relates, until such information becomes public.

An employee's direct or indirect use of or sharing of such confidential, privileged, or otherwise proprietary business information of Net1 or its partners, clients, or customers for financial gain, including investment by the employee or the transmission of this information to others so that they can use this information for their financial gain, constitutes insider trading, which is a criminal offense. Please refer to Net1's Insider Trading Policy for more information.

4.6. REMUNERATION

No employee may receive commissions or other remuneration related to the sale of any product or service of Net1 except as specifically provided under an individual's terms of employment or as specifically agreed with management.

No member of Net1's Audit Committee shall receive any compensation not permitted by the rules of the Securities and Exchange Commission, The NASDAQ Stock Market, and other applicable law.

Employees may not receive any money or anything of value (other than Net1's regular remuneration or other incentives), either directly or indirectly, for negotiating, procuring, recommending or aiding in any transaction made on behalf of Net1, nor have any direct or indirect financial interest in such a transaction.

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5. EMPLOYMENT EQUITY, ENVIRONMENTAL RESPONSIBILITY AND POLITICAL SUPPORT

5.1. EMPLOYMENT EQUITY

Net1 supports employment equity in the work place and seeks to identify, develop and reward each employee who demonstrates the qualities of individual initiative, enterprise, hard work and loyalty in their job. Net1 supports and complies with the Basic Conditions of Employment Act and the Employment Equity Act.

All employees have the right to work in an environment which is free from any form of discrimination, directly or indirectly, on any arbitrary ground, including, but not limited to race, gender, sex, ethnic or social origin, colour, sexual orientation, age, disability, religion, conscience, belief, political opinion, culture, language, marital status or family responsibility.

Employees should report any cases of actual or suspected discrimination to their line managers or the Human Resources Manager.

Employees with illness or disabilities may continue to work, provided that they are able to continue to perform satisfactorily the essential duties of their jobs and do not present a safety or health hazard to themselves or others.

5.2. HEALTH AND SAFETY

Net1 is committed to taking every reasonable precaution to ensure a safe work environment for all employees.

Employees who become aware of circumstances relating to Net1's operations or activities which pose a real or potential health or safety risk should report the matter to their line manager and the Human Resources Manager. It is Net1's policy that no retaliation or other adverse action will be taken against any employee for good-faith reports.

5.3. ENVIRONMENTAL MANAGEMENT

Net1 is committed to developing operating policies to address the environmental impact of its business activities by integrating pollution control, waste management and rehabilitation activities into operating procedures. Employees should give appropriate and timely attention to environmental issues.

5.4. POLITICAL SUPPORT

Net1 accepts the personal participation of its employees in the political process and respects their right to absolute privacy with regard to personal political activity. Net1 will not attempt to influence any such activity provided there is no disruption to workplace activities and it does not contribute to industrial unrest.

Net1 funds, goods or services, however, may not be used as contributions to political parties or their candidates, and Net1 facilities must not be made available to candidates or campaigns.

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6. NET1'S FUNDS, PROPERTY AND RECORDS

6.1. FUNDS AND PROPERTY

Net1 has developed a number of internal controls to safeguard its assets and imposes strict standards to prevent fraud and dishonesty. It is every employees' responsibility to implement, maintain and enhance the effectiveness of the control environment in which they operate.

All employees who have access to Net1's funds in any form must at all times follow prescribed procedures for recording, handling and protecting such funds.

Operating areas may implement policies and procedures relating to the safeguarding of Net1 property, including computer software.

Employees must at all times ensure that Net1's funds and property are used only for legitimate Net1 business purposes. Where an employee requires Net1 funds to be spent, it is the employee's responsibility to use good judgment on Net1's behalf and to ensure that appropriate value and authorization is received for such expenditure.

All payments made by or on behalf of Net1 for any purpose must be fully and accurately described in the documents and records supporting the payment. No false, improper, or misleading entries shall be made in the books and records of Net1.

Complete and accurate information is to be given in response to inquiries from Net1's Compliance Department and certified public accountants.

If employees become aware of any evidence that Net1 funds or property may have been or are likely to be used in a fraudulent or improper manner they should immediately and confidentially advise Net1 as set out in the contravention of this Code section of this document.

It is Net1's policy that no retaliation or other adverse action will be taken against any employee for good-faith reports.

6.2. RECORDS

Accurate and reliable records of many kinds are necessary to meet Net1's legal and financial obligations and to manage the affairs of Net1. Net1's books and records should reflect all business transactions in an accurate and timely manner.

Undisclosed or unrecorded revenues, expenses, assets or liabilities are not permissible, and the employees responsible for accounting and record-keeping functions are expected to be diligent in enforcing proper practices.

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7. EMPLOYMENT MATTERS

7.1. SUPERVISION OF RELATIVES AND OTHERS

Close relatives and domestic partners shall not work directly or indirectly under the supervision of one another without prior written approval.

  "Close relative" means, but is not limited to, a spouse, sister, brother, sister-in-law, brother-in-law, father, mother, father-in-law, mother-in-law, step-parent, aunt, uncle, first cousin, child, step-child, foster child, or grandparent.
  "Domestic partner" means, but is not limited to, husband, wife, or a person the employee currently resides with in an intimate, romantic or sexual relationship.

If such a situation should arise, it should be immediately brought to the attention of a direct manager of Human Resources.

Net1 also requires that employees disclose to Human Resources the existence of an intimate, romantic or sexual relationship between employees where there exists a direct chain of command supervisor/ subordinate relationship. Decisions concerning such employees will be made on a case-by-case basis by Human Resources.

7.2. RESTRICTIONS ON FORMER GOVERNMENT EMPLOYEES

Former U.S. Government employees or U.S. military officers are generally prohibited from representing Net1 in matters in which the government has substantial interest and where the employee had prior responsibility.

Retired senior government officials and regular military officers are further restricted from selling to, or in some instances, contacting their former agency or military service.

The duration of these prohibitions and the matters to which they apply depend on the type of previous government employment. Net1's legal department should be contacted to help identify which restrictions apply.

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8. DEALING WITH OUTSIDE PERSONS AND ORGANISATIONS

8.1. PROMPT COMMUNICATIONS

Net1 strives to achieve complete, accurate, fair, understandable and timely communications with all parties with whom it conducts business, as well as government authorities and the public. All employees must take all steps necessary to assist Net1 in fulfilling these disclosure responsibilities. In addition, prompt and effective internal communication is encouraged.

A prompt, courteous and accurate response should be made to all reasonable requests for information and other client communications. Any complaints should be dealt with in accordance with internal procedures established by various operating areas of Net1 and applicable laws.

8.2. MEDIA RELATIONS

In addition to everyday communications with outside persons and organizations, Net1 will, on occasion, be asked to express its views to the media on certain issues.

When communicating publicly on matters that involve Net1 business, employees must not presume to speak for Net1 on any matter, unless they are certain that the views, they express are those of Net1 and it is Net1's desire that such views be publicly disseminated. Employees approached by the media should immediately contact the department or individual responsible for corporate communications.

An employee, when dealing with anyone outside Net1, including public officials, must take care not to compromise the integrity or damage the reputation of any outside individual, business, or government body, or that of Net1.

As a general rule, Net1's position on public policy or industry issues will be dealt with by senior management of Net1 and existing policies in this regard must be adhered to. The text of the articles for publication, public speeches and addresses about Net1 and its business should be reviewed in advance with the individual responsible for public relations.

Employees should separate their personal roles from Net1's position when communicating on matters not involving Net1 business. They should be especially careful to ensure that they are not identified with Net1 when pursuing personal or political activities, unless this identification has been specifically authorized in advance by Net1.

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9. PRIVACY AND CONFIDENTIALITY

In the regular course of business, Net1 accumulates a considerable amount of information. The following principles are to be observed:

9.1. OBTAINING AND SAFEGUARDING INFORMATION

Information necessary for Net1's business should be reliable, accurate and its confidentiality maintained. When personal information is needed, wherever possible, it should be obtained directly from the person concerned. Only reputable and reliable sources should be used to supplement this information.

Information should only be retained as long as it is needed or as required by law, and it is every employee's responsibility to ensure that such information is physically secured and protected.

9.2. ACCESS TO INFORMATION

Any information with respect to any product, plan or business transaction of Net1, or personal information regarding employees, including their salaries, must be kept strictly confidential (hereinafter referred to as "Confidential Information") and must not be disclosed or used for improper purposes by any employee unless and until proper authorization for such disclosure has been obtained.

Once authorization has been obtained, all information required by stakeholders either on request or due to statutory requirements must be accurately disclosed.

In addition, operating areas may implement policies and procedures to prevent improper transmission within Net1 of material non-public information.

9.3. TERMINATION OF EMPLOYMENT

The obligation to preserve the confidentiality of Confidential Information acquired in the course of employment with Net1 does not end upon termination of employment. The obligation continues indefinitely until Net1 authorizes disclosure, or until the Confidential Information legally enters the public domain.

Immediately upon the termination of employment for any reason, or when otherwise requested by Net1, employees are required to return to Net1 all above-mentioned Confidential Information, including documents, information and other property.

9.4. FORMER EMPLOYMENT

New employees will not be assigned to work where they might be required to use or disclose trade secrets or confidential information belonging to their former employers. New employees should not take away from their former place of employment any information that might be considered proprietary or confidential.

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10. OBLIGATIONS OF EMPLOYEES

It is of paramount importance to Net1 that all disclosure in reports and documents that Net1 files with, or submits to, the SEC, and in other public communications made by Net1 is full, fair, accurate, timely and understandable.

You must take all steps available to assist Net1 in fulfilling these responsibilities consistent with your role within the Net1. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with Net1's preparation of its public reports and disclosure.

All employees must perform their duties diligently, effectively and efficiently, and in particular:

  support and assist Net1 to fulfil its commercial and ethical obligations and objectives as set out in this Code;
  avoid any waste of resources, including time;
  be committed to improving productivity, achieving the maximum quality standards, reducing ineffectiveness, and avoiding unreasonable disruption of activities at work;
  commit to honouring their agreed terms and conditions of employment;
  not act in any way that may jeopardize the shareholders' rights to a reasonable return on investment;
  act honestly and in good faith at all times and report any harmful activity they observe in the workplace;
  recognize fellow employees' rights to freedom of association and not intimidate fellow employees;
  pay due regard to environmental, public health and safety conditions in and around the workplace; and
  act within their powers and not carry on the business of Net1 recklessly.

The employee acknowledges that Net1 shall be the owner of the copyright in any work which is eligible for copyright and which is created or executed by the employee, whether alone or with others, in the course and scope of employment.

All work created or executed by the employee and for which copyright exists shall unless the employee established the contrary, be deemed to have been created or executed in the course and scope of employment with Net1.

BOARD APPROVAL RECEIVED: SEPTEMBER 2020

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